Exhibit 99.1

                      [ALL STAR GAS CORPORATION LOGO]


 FOR IMMEDIATE RELEASE - January 15, 1999
 Lebanon, Missouri


           All Star Gas Corporation announced today that it expects to use a portion of its 30 day grace period to pay interest on its $127,200,000 principal amount of its 12-7/8% Senior Secured Notes due 2004.

           On January 15, 1999, the Company advised the Trustee, State Street Bank, that the $4.5 million dollar payment would be paid within the 30 day grace period. The Company intends to make the required payment within the grace period allowed.

           The Company also announced that Bank of America has notified the Company that it does not intend to renew its revolving credit facility when it expires on March 29, 1999. The Company is currently in negotiations with another lender to provide a new facility. Although the Company believes that it will secure a new credit facility prior to the expiration of its existing facility, there can be no assurance that it will be able to do so.

           The Company has engaged PaineWebber as its financial advisor to explore financing and other strategic alternatives for the Company.

           This press release contains statements that are forward looking. These statements are not projections or assured results.



                        For More Information Contact
                  Valeria Schall, Executive Vice President
                                417-532-3103